November 19, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for AMC Entertainment Holdings, Inc. and, under the date of February 28, 2019, we reported on the consolidated financial statements of AMC Entertainment Holdings, Inc. and subsidiaries as of and for the years ended December 31, 2018 and 2017, and the effectiveness of internal control over financial reporting as of December 31, 2018. On November 15, 2019, we were notified that AMC Entertainment Holdings, Inc. engaged Ernst & Young LLP as its principal accountants for the year ending December 31, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of AMC Entertainment Holdings, Inc.’s  consolidated financial statements as of and for the year ending December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, and the issuance of our reports thereon. We have read AMC Entertainment Holdings, Inc.’s statements included under Item 4.01 of its Form 8-K dated November 19, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the first paragraph under Item 4.01 related to the process undertaken by the Company or the statements under Item 4.01(b), Appointment of New Independent Registered Public Accounting Firm.

Very truly yours,

/s/ KPMG LLP